SECURED PROMISSORY NOTE

$500,000.00 Sioux Falls, South Dakota
June 7, 2013

For value received, KCI Investments, LLC., a Nevada limited liability company ("Borrower") promises to pay to the order of Simpson VIII, LLC a South Dakota limited liability company or its assigns ("Lender") the sum of the aggregate unpaid principal amount of the amount advanced to Borrower under this Secured Promissory Note plus interest thereon accruing from and after the date of the advance. Lender will lend to Borrower up to the maximum amount of $500,000.00, to be lent through a single advance (the "Advance") (such borrowing, in the aggregate, the "Loan"). The principal of, and interest on, the Loan shall be payable in lawful currency of the United States of America by wire transfer in immediately available funds to the account of Lender, as provided in writing to Borrower by Lender. All payments shall be applied first to fees, costs and charges relating to this Secured Promissory Note (including, without limitation, any costs of collection), then to accrued and unpaid interest, and thereafter to principal.

1. Certain Definitions.

1.1 As used in this Agreement:

"Advance" has the meaning specified in the first paragraph of this Secured Promissory Note.

"Ancillary Documents" means all instruments, agreements or other documents to be executed by Borrower or others including without limitation the Security Agreement and any other instruments, agreements, or documents in fact executed in connection with this Secured Promissory Note.

"Business Day" means a day which is not a Saturday, Sunday, or day on which banks in Las Vegas, Nevada are generally closed for business.

"Default Rate" means an interest rate five percent (5%) per annum higher than the Note Rate.

"Event of Default" has the meaning set forth in Section 7 of this Secured Promissory Note.

"Liabilities" means all monetary and other obligations of Borrower hereunder, whether or not then due and payable, under the Note and under the Ancillary Documents.

"Loan" has the meaning specified in the first paragraph of this Secured Promissory Note.

"Maturity Date" means the date that is thirty six (36) months following the date first above written.

"Note Rate" has the meaning specified in Section 2.2.2 of this Secured Promissory Note.

"Prime Rate" means the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks as quoted by the Wall Street Journal.

1.2 Miscellaneous Terms. All terms of an accounting character used in this Secured Promissory Note and not specifically defined have the meanings assigned to such terms by U.S. generally accepted accounting principles.

2. Term Loan

2.1 Advance. Lender must receive a written request for a specific amount and use signed by Borrower in the form attached hereto as Exhibit A (the "Advance Request") within five business days of the execution of this Note. The Advance will not be made for less than five hundred thousand U.S. Dollars unless otherwise agreed to in writing by Lender in its sole discretion. The Advance shall not be made on or after the Maturity Date, or after the occurrence of an Event of Default which has not been cured. Borrower agrees that Lender may rely on the Advance Request given by any person Lender reasonably believes is authorized to make such request without the necessity of independent investigation.

2.2 Interest Absent an Event of Default, the amount of the Advance shall accrue interest at the rate equal to twelve percent (12%) ("Note Rate"). Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. Notwithstanding the foregoing, it is intended that the rate of interest hereon shall never exceed the maximum rate, if any, which may be legally charged on the Loan (the "Maximum Rate"), and if the provisions for interest contained in this Secured Promissory Note would result in a rate higher than the Maximum Rate, interest shall be limited to the Maximum Rate and any amounts which may be paid toward interest in excess of the Maximum Rate shall be applied to the reduction of principal. Neither Borrower nor any guarantor or endorser of this Secured Promissory Note shall have any action against Lender for any damages whatsoever arising out of the payment or collection of any such excess interest.

2.3 Default Interest. Upon the occurrence of an Event of Default, the unpaid principal amount of the Loan and accrued and unpaid interest thereon shall bear interest at a rate equal to the lesser of the (i) Maximum Amount or (ii) Default Rate. Such interest shall accrue, commencing upon the occurrence of an Event of Default and continue until such Event of Default is cured or waived.

2.4 Payments. Borrower shall make monthly payments of interest only equal to $5,000 beginning on the first (1st) business day of the month following the date of the Advance., Principal shall be paid in the entirety on the Maturity Date. If Borrower prepays all or any portion of the Loan prior Maturity Date, the Borrower shall pay Lender a prepayment penalty equal to three percent (3%) of the principal amount of the Loan.

2.5 Late Charges. If Lender has not received the full amount of any payment due hereunder by the date it is due, Borrower shall promptly pay a late charge to the Lender in the amount of five percent (5%) of the overdue amount. Borrower agrees this late charge is to compensate the Lender for damages the Lender will suffer in servicing the Loan including expenses directly attributable to handling delinquent payments. Borrower further agrees that the actual damages suffered by Lender will be extremely difficult and impractical to ascertain and the sum of five percent (5%) of the overdue payment is fair and reasonable.

2.6 Origination Fee and Expenses. Borrower shall have an obligation to pay to Lender an origination fee, which shall be due and payable on a monthly basis on the 15th day of each month commencing with July 15, 2013 . The origination fee shall equal the amount by which: (i) 2.5% of the gross revenues realized by the Borrower's two highest grossing Capriotti's restaurants during the proceeding month, exceeded (ii) the total amount of interest paid by Lender to Borrower with respect to the Loan during the same month.

3. Conditions Precedent. The execution and performance of this Secured Promissory Note by Lender, including the Advance, is subject to the following conditions precedent:

3.1 Documents. Execution by Borrower and delivery to Lender of this Secured Promissory Note and the Ancillary Documents, in each case, in form and substance satisfactory to Lender.

3.2 Authorization. Delivery to Lender of such consents or resolutions of or for Borrower as Lender deems necessary or desirable in order to evidence the due authorization of this Secured Promissory Note and the Ancillary Documents.

3.3 No Default. No Event of Default shall have occurred and remain uncured and no event which would constitute an Event of Default upon the giving of notice and/or the expiration of any cure period shall have occurred and remain uncured.

3.4 Representations and Warranties. The representations and warranties in Section 4 of this Secured Promissory Note shall be true and correct as of the date of this note and of the Advance.

3.5 Advance Request. The Advance shall have been requested by Borrower pursuant to the Advance Request and approved by Lender.

3.6 Financial Condition. There shall have been no material adverse change, as determined by Lender, in the financial condition or business of Borrower (or any guarantor hereunder), nor any material decline, as determined by Lender, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower (or any such guarantor).

4. **Representations and Warranties.** To induce Lender to enter into this Secured Promissory Note, Borrower hereby represents, warrants, and covenants from the date of this Note and until final payment in full and performance of all obligations hereunder and except as specifically set forth in the disclosure schedule attached to this note ("Disclosure Schedule") as follows:

4.1 Organization, Good Standing and Qualification. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite company power and authority to carry on its business. Borrower is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, operations, prospects or condition (financial or otherwise).

4.2 Authorization of Agreement, Etc. The execution, delivery and performance by Borrower of this Secured Promissory Note and the Ancillary Documents have been duly authorized by all requisite company action by Borrower in accordance with applicable law. This Secured Promissory Note and the Ancillary Documents are valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application effecting enforcements of creditors' rights or general principles of equity.

4.3 No Conflicts. The execution, performance, issuance, and delivery of this Secured Promissory Note and the Ancillary Documents, and compliance with the provisions hereof and thereof by Borrower, will not (a) to the knowledge of Borrower, violate any provision of any law, statute, rule or regulation applicable to Borrower or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Borrower or any of its properties or assets or (b) conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any encumbrance upon any of the material assets of Borrower under, the Articles of Organization or Bylaws of Borrower (as they may be amended to date) or any agreement, obligation, indenture or other or instrument to which Borrower is a party. As used herein, "encumbrance" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, licenses or other similar rights of any nature.

4.4 Compliance with Other Instruments. Borrower is not in violation of any term of its Articles of Organization, as amended, including any certificate of designation filed therewith, and/or the Borrower's Bylaws. The Borrower is not, in any material respect, in violation of any term of any mortgage, indenture, contract, agreement, instrument, judgment, obligation, decree, order, statute, rule or regulation to which it is subject. To the best of Borrower's knowledge, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a breach or violation, in any material respect, under any applicable judgments, orders, writs, decrees, federal, state and/or local laws, rules or regulations which

would have a material adverse effect on the condition, financial or otherwise, or operations of Borrower (as it is currently conducted and as it is proposed to be conducted) or on any material assets owned, controlled, licensed, possessed, and/or used by Borrower. To the best of its knowledge, Borrower has avoided every condition, and has not performed any act, the occurrence of which would result in Borrower's loss of any right granted under any license, distribution agreement or other agreement.

4.5 Approvals. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, performance, issuance, sale and/or delivery of this Secured Promissory Note or any Ancillary Document, and consummation by Borrower of the transactions contemplated hereby and thereby.

4.6 Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Borrower, currently threatened against Borrower, its properties, assets or business. Borrower is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Borrower currently pending or which Borrower intends to initiate.

4.7 No Liens. Except for liens set forth in Schedule 4.7 (the "Prior Liens"), none of Borrower's material assets are subject to any existing lien, pledge, security interest or other encumbrance of any kind, direct or indirect, contingent or otherwise. Borrower Agrees to Provide to Lender, and Lender agrees to Accept, a Lien and Security Interest in all personal property of Borrower provided that Lender's personal property security interest and Lien shall be and remain subordinate only to the Prior Liens, revision or extension thereunder, to the existent security interest and lien in such property under the aforementioned Prior Liens.

4.8 Full Disclosure. Neither this Secured Promissory Note nor any Ancillary Document, nor any written report, certificate, instrument or other information furnished to Lender in connection with the transactions contemplated under and/or in connection with this Agreement contains any material misstatement, or is misleading in any material respect.

4.9 No Other Security Interests or Other Encumbrances. Except for the Prior Liens, there are no existing security interests, pledges, liens or other encumbrances of any kind, direct or indirect, contingent or otherwise (including without limitation any licensing or partnering arrangements or agreements), in or relating to any of Borrower's assets.

4.10 Tax Returns. All tax returns and reports of Borrower required by law to be filed have been duly filed and all taxes, assessments, and other governmental charges upon Borrower and upon Borrower's assets or income, which are due and payable, have been fully paid and shall continue to be paid.

4.11 Financial Statements and Other Information. All financial statements delivered to Lender by Borrower are accurate, complete in all material respects, and prepared in accordance with U.S. generally accepted accounting principles consistently applied, and accurately represent the financial condition of Borrower and reflect accurately Borrower's assets and results of operation of Borrower's business as of the dates thereof. No material adverse change has occurred in Borrower's financial condition since the financial statement for the most recent period provided to Lender, and Borrower has incurred no additional liabilities since such date except for routine payables that occur in the normal course of Borrower's business. All other documents and information delivered to Lender by Borrower are accurate in all material respects.

5. Affirmative Covenants. Borrower promises and agrees to:

5.1 Office. Maintain its principal office in the State of Nevada. If Borrower moves its office location outside of the state of Nevada, or moves material activities outside the U.S., Borrower will provide written notice to Lender not less than thirty (30) days prior to such move.

5.2 Additional Documents. Execute promptly, upon Lender's request, all additional documents and instruments deemed by Lender necessary or desirable to perfect, continue or realize upon the security interests having been granted to Lender under the Security Agreement.

5.3 Compliance With Law. Comply with all statutes, laws and governmental rules, regulations, and orders applicable to Borrower's businesses and properties.

5.4 Notice of Material Change. Promptly (but in no event more than five (5) Business Days after the occurrence of each such event or matter) notify Lender of the violation by Borrower of any term, promise, covenant, or agreement of Borrower to or with Lender, including without limitation any Event of Default (as that term is defined herein) any material change in the property, business, or affairs of Borrower, any change in the location of Borrower's place of business, or change of Borrower's form, state of formation, or name, and any other event or matter that may have a material adverse effect on the debts, liabilities, or obligations of Borrower to Lender, or on the collateral covered by the Security Agreement.

5.5 Use of Proceeds. Use the proceeds from the Loan solely to pay for general corporate purposes and working capital requirements arising out of the ordinary course of business.

5.6 Information. Submit to Lender such financial statements, information, budgets, and reports regarding the financial status and business plans of Borrower as Lender may request from time to time. Without limiting the generality of the foregoing, Borrower will deliver (a) company-prepared monthly financial statements to Lender, within 30 days of the end of each month-end, (b) company-prepared quarterly financial statements to Lender, within 30 days of the end of each calendar quarter, (c) yearly financial statements to Lender, within 90 days of the end of each fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied (d) copies of Borrower's tax returns when filed, (e) materials prepared for, and provided to, Borrower's Board of Directors, including without limitation budgets and forecasts, with such materials being provided to Lender in advance or contemporaneously with the Board of Directors, (f) other notices, including without limitation, audit and litigation reports.; and (g) monthly reports

showing the gross revenues of each of Borrower's Capriotti's restaurants provided by the fifteen day of the month for the prior month with the first report provided by July 15, 2013 showing gross revenue for June 2013. Each financial statement required hereunder will include income statements, cash flow statements and a balance sheet. Contemporaneously with each monthly, quarterly and annual financial statement of Borrower required by this Section 5.5.6, Borrower shall deliver a certificate of the chief executive officer or chief financial officer of Borrower certifying that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

5.7 Access/Accounting Records. So long as any principal and/or interest under this Secured Promissory Note shall remain outstanding, Borrower shall maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit Lender and its agents or representatives to visit and inspect Borrower's properties, to examine its books of account and records and to discuss Borrower's affairs, finances and accounts with its officers, all at such times during normal business hours as reasonably may be requested by Lender.

5.8 Punctual Payments. Punctually pay all principal, interest, fees or other liabilities due under this Secured Promissory Note or the Ancillary Documents at the times and place and in the manner specified therein.

5.9 Board Observer Rights. So long as any Liabilities remain due and owing from Borrower to Lender, Borrower shall permit a designee of Lender or Lender's affiliates ("Observer") to attend all meetings of the Borrower's Board of Directors (whether in person, telephonic or other) in a non-voting observer capacity and, in this respect, shall provide the Observer, concurrently with the members of the Board of Directors, with copies of all notices, minutes, consents, and other materials that it provided to such members; provided, however, that the Observer agrees to hold in confidence and trust all information so provided to the Observer or learned by the Observer in connection with its rights hereunder, it being understood and agreed that, notwithstanding the foregoing, the Observer shall be permitted to use or disclose such information to the Lender and its affiliates in connection with enforcing the Lender's rights with respect to the Loan.

6. Negative Covenants. Borrower will not, directly or indirectly, unless approved in writing by Lender in advance:

6.1 Business. Cease or otherwise materially change business operations, dissolve, or liquidate.

6.2 Organizational Changes. Consolidate or merge with any other entity, change organizational form or jurisdiction or sell, transfer, lease or otherwise dispose of all or substantially all of Borrower's assets to any other person or entity (or take or permit to be taken any other action that would have substantially the same effect as any of the foregoing), make any substantive change in the nature of Borrower's business as conducted as of the date hereof or acquire all or substantially all of the assets of any other entity.

6.3 Misrepresentations. Furnish any document to Lender that contains any untrue statement of material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

6.4 Limitation on Debt. Incur, create, assume or permit to exist any debt other than the debt listed on Schedule 6.4 attached hereto and trade debt incurred in the ordinary course of business, without the prior written consent of Lender and the execution of an inter-creditor agreement, in form provided by Lender, between Lender, Borrower, and the lender of such additional debt.

6.5 Liens. Grant to any person or entity, or permit to exist, a security interest, lien, license, or other encumbrance of any kind, direct or indirect, contingent or otherwise, in, to or upon any assets of Borrower, except the Prior Liens.

6.6 Distributions and Redemptions. Declare or pay any dividends or make any distributions of cash, property or securities of Borrower with respect to any of its equity securities or, directly or indirectly, redeem, purchase, or otherwise acquire for any consideration any of its equity securities.

6.7 Use of Funds. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Section 5.5 herein.

6.8 Guaranties. Guarantee or become liable in any way as a surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business) or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any person or entity, except any of the foregoing in favor of Lender.

6.9 Contracts. Enter into, or materially amend or terminate, any contract the termination of which may have a material adverse effect on the condition, financial or otherwise, or operations of Borrower, or Borrower's ability to comply with its obligations to Lender.

6.10 Employment/Severance. Enter into, or materially amend, any employment contract or agreement or severance agreement with any member of the Borrower's senior management.

6.11 Sale/Transfer of Assets. Sell, transfer or dispose of any assets of Borrower, other than in the ordinary course of Borrower's business.

6.12 Sale/Issuance of Membership Units. Borrower shall not sell or issue any additional membership units without Lender's prior written consent.

7. Default and Remedies.

7.1 Default. Time being of the essence, any of the following events shall constitute an "Event of Default":

7.1.1 if a default occurs in the payment of any principal of, interest on, or other obligation with respect to, this Secured Promissory Note, whether at the due date thereof or upon acceleration thereof and such default remains uncured for three (3) Business Days,

7.1.2 if any representation or warranty of Borrower made herein shall have been false or misleading in any material respect, or shall have contained any material omission, as of the date hereof;

7.1.3 if a default occurs in the due observance or performance of any covenant or agreement on the part of Borrower (other than payment) to be observed or performed pursuant to the terms of this Secured Promissory Note and such default remains uncured for ten (10) Business Days after written notice thereof from Holder;

7.1.4 if Borrower or any guarantor of the obligations hereunder shall (i) discontinue its business, (ii) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of Borrower or any of its property, (iii) make a general assignment for the benefit of creditors, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law;

7.1.5 if there shall be filed against Borrower or any guarantor of the obligations hereunder an involuntary petition seeking reorganization of Borrower or the appointment of a receiver, trustee, custodian or liquidator of Borrower or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an "Involuntary Petition") and such Involuntary Petition shall not have been dismissed within ninety (90) days after it was filed;

7.1.6 if final judgment(s) for the payment of money in excess of an aggregate of $100,000 (excluding any portion thereof that an insurance company of nationally recognized standing and creditworthiness has agreed to pay) shall be rendered against Borrower or any guarantor of the obligations hereunder and the same shall remain undischarged for a period of thirty (30) days;

7.1.7 if there occurs any event that may have a material adverse effect on the condition, financial or otherwise, or operations of Borrower (as they are currently conducted and as they are proposed to be conducted) or any guarantor of the obligations hereunder, or

on any material assets developed, owned, controlled, licensed, possessed, or used by Borrower or any such guarantor.

7.1.8 the death or incapacity of Borrower or any guarantor of the obligations hereunder, if an individual. The dissolution or liquidation of Borrower or any such guarantor if a corporation, partnership, joint venture or other type of entity; or Borrower or any guarantor of the obligations hereunder, or any of Borrower or guarantor's directors, shareholders or members, shall take action seeking to effect the dissolution or liquidation of such Borrower or guarantor.

7.2 Acceleration. Upon each and every such Event of Default and at any time thereafter during the continuance of such Event of Default : (i) any and all indebtedness of Borrower to Lender under this Secured Promissory Note or otherwise shall at Lender's option and without notice become immediately due and payable, both as to principal and interest (including any deferred interest and any accrued and unpaid interest and any Default Interest) without presentment, demand, protest, notice of dishonor, notice of acceleration or notice of intent to accelerate, all of which are hereby expressly waived by Borrower; and (ii) Lender may exercise all the rights of a creditor under applicable state and/or federal law, provided, however, that upon the occurrence of any Event of Default described in Sections 7.1.4 or 7.1.5, any and all indebtedness of Borrower to Lender under this Secured Promissory Note shall automatically and immediately become due and payable, both as to principal and interest (including any deferred interest and any accrued and unpaid interest and any Default Interest), without notice or demand of any kind.

7.3 Remedies on Default, Etc. In case any one or more Events of Default shall occur and be continuing, and acceleration of this Secured Promissory Note or any other indebtedness of Borrower to Lender shall have occurred, Lender may, *inter alia*, proceed to protect and enforce its rights by an action at law, suit in equity and/or other appropriate proceeding, whether for the specific performance of any agreement contained in this Secured Promissory Note, or for an injunction against a violation of any of the terms hereof or thereof or in furtherance of the exercise of any power granted hereby or thereby or by law. No right conferred upon Lender by this Secured Promissory Note shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise, and may be exercised by Lender at any time by Lender and from time to time after the occurrence of an Event of Default.

8 Defenses.

8.1 No Offsets. The obligations of Borrower under this Secured Promissory Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

8.2 Usury Limitations. It is the intention of the parties hereto to comply with all applicable usury laws; accordingly, it is agreed that notwithstanding any provisions to the

contrary in this Secured Promissory Note or any other agreements or instruments between them, in no event shall such agreements or instruments require the payment or permit the collection of interest (which term, for purposes hereof, shall include any amount which, under applicable law, is deemed to be interest, whether or not such amount is characterized by the parties as interest) in excess of the maximum amount permitted by such laws. If any excess of interest is unintentionally contracted for, charged or received under the Secured Promissory Note or under the terms of any other agreement or instrument between the parties, the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof.

9. **Attorneys' and Collection Fees.** Should the indebtedness evidenced by this Secured Promissory Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay, in addition to principal and interest due and payable hereon, all costs of collection, including, without limitation, reasonable attorneys' fees and expenses, incurred by Lender in collecting or enforcing this Secured Promissory Note.

10. **Waivers; Confession of Judgment; Consent to Jurisdiction.**

10.1 Waivers by Borrower. Borrower hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Secured Promissory Note.

10.2 Actions of Lender not a Waiver. No delay, failure or discontinuance by Lender in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver, permit, consent, approval or modification of any kind of the terms hereof shall be valid unless set forth in writing by Lender and then only to the extent set forth therein.

10.3 Consent to Jurisdiction. Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of South Dakota over any suit, action, or proceeding arising out of or relating to this Secured Promissory Note or any other agreements or instruments with respect to Lender. Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection that Lender may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon Borrower and may be enforced in any court in which Borrower is subject to jurisdiction by a suit upon such judgment, provided that service of process is effected upon Borrower as provided in this Secured Promissory Note or as otherwise permitted by applicable law.

10.4 Waiver of Jury Trial. BORROWER WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS SECURED PROMISSORY NOTE OR ANY DEALINGS BETWEEN BORROWER AND LENDER RELATING TO THE SUBJECT MATTER OF THIS SECURED PROMISSORY NOTE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE LOAN.

10.5 Service of Process. Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Secured Promissory Note by delivery of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower, and/or by delivery of a copy thereof to a registered agent of Borrower. Refusal to accept delivery, and/or avoidance of delivery, shall be deemed to constitute delivery. Borrower irrevocably agrees that service in accordance with this Section 10.5 shall be deemed in every respect effective service of process upon Borrower in any such suit, action or proceeding, and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon Borrower. Nothing in this Section 10.5 shall affect the right of Lender to serve process in any manner otherwise permitted by law or limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.

11. Security Interest. To secure Borrower's obligations under this Secured Promissory Note, Borrower has granted and pledged to Lender a second priority senior security interest in Borrower's right, title and interest in, to and under all of Borrower's tangible and intangible property pursuant to a security agreement ("Security Agreement") of even date herewith.

12. Indemnification.

12.1 Indemnification Agreement.

12.1.1 In addition to all rights and remedies available to Lender at law or in equity, Borrower shall indemnify Lender and each subsequent holder of this Secured Promissory Note, and their respective affiliates, equity holders, officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Indemnified Persons") and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense (other than any demand, claim, action or cause of action instituted by Borrower), including interest, penalties, reasonable attorneys' fees and expenses, and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses) which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any material misrepresentation in, or material omission from, or breach of any of the representations, warranties, statements, schedules and/or exhibits hereto, certificates or other instruments or documents furnished to Lender by Borrower in connection with this Secured Promissory Note; or

(ii) any material nonfulfillment or material breach of any covenant or agreement on the part of Borrower under this Secured Promissory Note.

12.1.2 Notwithstanding the foregoing, Borrower shall not be liable for any portion of Losses resulting from the gross negligence or willful misconduct of Lender or a subsequent holder of this Secured Promissory Note.

12.1.3 Within twenty (20) days after receipt of notice of commencement of any action or the assertion of any claim by a third party, Lender shall give Borrower written notice thereof together with a copy of such claim, process or other legal pleading of such claim. Borrower shall have the right to assist in the defense thereof by representation of its own choosing.

12.2 Survival. All indemnification rights hereunder shall survive the execution and delivery of this Secured Promissory Note and the consummation of the transactions contemplated hereby (i) for a period of three years with respect to representations and warranties made by Borrower, and (ii) until fully performed with respect to covenants and agreements made by Maker, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of Lender and/or any of the Indemnified Persons or the acceptance by Lender of any certificate or opinion.

12.3 Payment. Any indemnification of Lender or any other Indemnified Person by Borrower pursuant to this Section 12 shall be effected by wire transfer of immediately available funds from Borrower to an account designated by Lender or such other Indemnified Person within fifteen (15) days after the determination thereof.

13. Miscellaneous.

13.1 Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Secured Promissory Note shall be in writing and shall be deemed to be effective upon delivery if (i) personally delivered, (ii) sent by confirmed facsimile with a copy sent by nationally recognized overnight courier, (iii) sent by nationally recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Borrower: KCI Investments, LLC
4033 S. Dean Martin Dr.
Las Vegas, NV 89105
Attn: Ken Antos
E/M: kantos@cox.net

if to Lender: Simpson VIII, LLC
c/o BNR Partners, LLC
30 N. Wacker Drive, Suite 2201
Chicago, IL 60606

or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance with the provisions of this Section.

13.2 Parties in Interest. This Secured Promissory Note shall bind and inure to the benefit of Lender, Borrower and their respective successors and permitted assigns. Borrower shall not transfer or assign this Secured Promissory Note without the prior written consent of Lender. Lender may transfer and assign this Secured Promissory Note, including participation in all or any part of the Loan without the prior consent of Borrower.

13.3 Governing Law. This Secured Promissory Note has been executed and delivered to Lender in the State of South Dakota. Borrower agrees that the law of the State of South Dakota (exclusive of principles of conflicts of law) shall be applicable for the purpose of construing this Secured Promissory Note and the Security Agreement, determining the validity hereof and enforcing the same. The parties hereto consent to the jurisdiction and venue of the state and federal courts sitting in Lincoln County, South Dakota in any action or judicial proceeding brought to enforce, or construe or interpret this Secured Promissory Note or the Security Agreement.

13.4 Entire Agreement. This Secured Promissory Note contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto

13.5 Captions. Any captions applied to the sections of this Secured Promissory Note are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Secured Promissory Note.

13.6 Amendments. No provision of this Secured Promissory Note may be amended or waived without the express written consent of both Borrower and Lender, provided, however, that Lender may waive any provision hereof that inures to the benefit of Lender without the prior written consent of Borrower.

13.7 Nature of Obligation. This Secured Promissory Note is being made for business and investment purposes, and not for household or other purposes

13.8 Survival. All covenants, representations and warranties made by Borrower in this Secured Promissory Note shall survive the execution and delivery of this Agreement and the making of the Loan.

13.9 Invalidity. If any term, condition or provision of this Secured Promissory Note or the Security Agreement shall be held invalid for any reason, such offending term, condition or provision shall be stricken therefrom, and the remainder shall not be affected.

13.10 Derivative Rights. Any obligation of Lender to make disbursements under this Secured Promissory Note is imposed solely and exclusively for the benefit of Borrower and no other person, firm or entity shall, under any circumstances, be deemed to be a beneficiary of such condition, nor shall it have any derivative claim or action against Lender.

13.11 Time. Time is of the essence in each and every provision of this Secured Promissory Note or any Ancillary Document.

13.12 Counterparts; Facsimiles. This Secured Promissory Note may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. For purposes of this Agreement, facsimile signatures shall be deemed to be original signatures. In addition, if any of the parties sign facsimile copies of this Agreement, such copies shall be deemed originals.

IN WITNESS WHEREOF, this Secured Promissory Note has been executed by the parties as of the date first written above.

BORROWER:

KCI Investments, LLC; a Nevada limited liability company

____
By: Ken Antos
Its: Managing Member

4033 S. Dean Martin Drive
Las Vegas, Nevada 89105
E/M: kantos@cox.net

LENDER:

Simpson VIII, LLC
a South Dakota limited liability company

____
By: William Richards
Its: Manager

c/o BNR Partners, LLC
30 N. Wacker Drive, Suite 2201
Chicago, IL 60606

EXHIBIT A
FORM OF REQUEST FOR ADVANCE

Date: 6/10/13

Borrower: KBI INVESTMENTS LLC

Lender: ____________________

Secured Promissory Note Date: 6/7/13

Amount of this advance request: $ 500,000.00

Effective Date: 6/10/13

Borrower represents and warrants to Lender as follows:

Borrower is not in default under the terms of the Loan Agreement of the Ancillary Documents, each of the representations and warranties contained in the Loan Agreement is true and correct in all material respects as of the date hereof, and Borrower is in compliance in all material respects with all affirmative and negative covenants contained in the Loan Agreement.

DATED this 10th day of June, 2013

____

By: [signature]
Its: Managing Member

SCHEDULE 4.7

1. Security Agreement entered into by Borrower and CBC Partners I LLC ("CBC") dated June 22, 2012 as security for the Secured Promissory Note executed by Borrower in favor of CBC Partners I LLC (the "CBC Loan")

2. The Security Agreement entered into by Borrower and Turpin Brown Trust ("Turpin Brown"), a South Dakota trust on December 27, 2012 as security for the Secured Promissory Note executed by Borrower in favor of Turpin Brown Trust , dated December 27, 2012 (the "Turpin Brown Loan")

3. The Security Agreement entered into by Borrower and Richard D. Doermer 2006 6% Charitable Remainder Unitrust ("2006 CRUT") dated February 1, 2013 as security for the Secured Promissory Note executed by the Borrower in favor of the 2006 CRUT (the "2006 CRUT Loan").

4. The Security Agreement entered into by Borrower and Richard D. Doermer 2006 6% Charitable Lead Unitrust("CLUT") dated February 1, 2013 as security for the Secured Promissory Note executed by the Borrower in favor of the CLUT (the "CLUT Loan").

5. The Security Agreement entered into by Borrower and The Richard D. Doermer 1999 8% Charitable Remainder Unitrust("1999 CRUT") dated February 1, 2013 as security for the Secured Promissory Note executed by the Borrower in favor of the CLUT (the "1999 CRUT Loan").

6. Lien in favor of K.M. Capriotti's LLC on all furniture, fixtures, equipment and leasehold improvements located at:

Green Valley Ranch Hotel and Casino Food Court
2300 Paseo Verde Drive
Hendersen, NV

Old California Food Court
1158 W. San Marcos Blvd. Suite #104
San Marcos, CA 92078

SCHEDULE 6.4

1. Secured Promissory Note executed by Borrower in favor of CBC Partners I LLC dated, June 22, 2012.

2. Secured Promissory Note executed by Borrower in favor of Turpin Brown Trust, dated December 27, 2012

3. Secured Promissory Note executed by the Borrower in favor Richard D. Doermer 2006 6% Charitable Remainder Unitrust, dated February 1, 2013.

4. Secured Promissory Note executed by the Borrower in favor of the Richard D. Doermer 2006 6% Charitable Lead Unitrust, dated February 1, 2013

5. Secured Promissory Note executed by the Borrower in favor of the The Richard D. Doermer 1999 8% Charitable Remainder Unitrust, dated February 1, 2013